EXHIBIT 10.20

WEBSITE ASSET PURCHASE AND MANAGEMENT AGREEMENT

This Website Asset Purchase and Management Agreement (the “Agreement”) is made effective on this Second day of May, 2014, by and between FD Careers Incorporated, of 1733 Kay Road, Wheaton, IL 60187 (the “Seller”), and Bright Mountain, LLC of 6400 Congress Avenue, Suite 2250, Boca Raton, FL 33487 (the “Buyer”).

WEBSITES PURCHASE

Subject to the terms and conditions contained in this Agreement the Seller hereby sells and transfers to the Buyer any and all of Seller’s rights, title and interest in and to the Website www.fdcareers.com  (The “Website”), the domains www.firehire.net, fdcarear.com, fdcarears.com and all of their contents including any intellectual property rights, The Facebook Social Media Page, The Twitter Social Media Page, logos, customer lists, email lists, passwords, usernames, all licenses and search files for Website Watcher (http://aignes.com).

PAYMENT TERMS

In consideration for the sale of the Website the Buyer agrees to pay the Seller the amount of Fifty Two Thousand Dollars ($52,000 USD) at the May 2, 2014 closing for the websites plus Thirteen Thousand Dollars ($13,000 USD) at the May 2, 2014 closing for management services and consulting fees.  The management services and consulting fees constitutes payment for the Seller’s maintenance of the Website for the months of May 2014 (the “maintenance period”) and for training on use of http://aignes.com job search portal during June and July 2014, which Seller has licensing rights to and will be transferring said licensing rights to Buyer at closing.  Seller will be paid as an independent contractor and no taxes withheld.

SELLER’S OBLIGATIONS

Seller agrees to keep working on the Website, www.fdcareers.com in a similar manner as he has in the past, putting in approximately the same hours and doing the same things during the one-month maintenance period. Further, during a two month period following the Seller agrees to train Bright Mountain, LLC staff on how to operate the site and on use of the http://aignes.com job search portal and answer any questions that they have. To train the staff, the seller agrees to be available by phone during the training period for up to 4 hours a week as necessary for the Buyer to learn the software and backend of the website.

REPRESENTATIONS AND WARRANTIES BY THE SELLER

a) The Seller has all necessary right, power and authorization to sign and perform all the obligations under this Agreement.

b) The Seller has the exclusive ownership of the Websites and there are no current disputes or threat of disputes with any third party over the proprietary rights to the Websites that the seller is aware of.

c) The execution and performance of this Agreement by the Seller will not constitute or result in a violation of any material agreement to which the Seller is a party.

d) Seller represents to Buyer there are no current disputes, pending litigations, or the threat of litigation with any third party over the proprietary rights or the operations of the Websites being purchased by Buyer from Seller.

INDEMNIFICATION

(a) Indemnification of the Buyer.  The Seller, for a period of ninety (90) days after the Closing Date, agrees to indemnify the Buyer against any loss, cost, liability or expense (including, without limitation, costs and expenses of litigation and reasonable attorney's fees) incurred by the Buyer by reason of (a) any untrue representation or warranty or breach of any representation, warranty, covenant or agreement of the Seller contained in this Agreement, (b) the assertion against the Buyer, after the Closing Date, of any liability or obligation expressly assumed by the Seller in this Agreement, or (c) the Seller’s breach, from and after the Closing Date, of any contract or agreement assigned by the Seller to the Buyer.

(b) Procedures for Claims.  In the event Buyer is seeking indemnification pursuant to this Paragraph 5, Buyer shall provide written notice of any claim to the Seller within a reasonable period of time, but no later than seven (7) days of Buyer becoming aware of the existence of such claim.  The Seller shall defend against or settle such claim as it sees fit.

ADDITIONAL DOCUMENTS

Subject to Seller receiving the Purchase Price and Consulting Fees on the Closing Date, Seller agrees to cooperate with Buyer and take any and all action necessary to transfer the ownership and licensing rights of the Websites  from Seller to Buyer, including providing all necessary passwords and usernames on the Closing

Date and thereafter.  Seller shall provide Buyer with all additional instruments and documents as the Buyer and Seller reasonably deem necessary to consummate the transaction in accordance with the terms contained in this Agreement.

REVENUE HISTORY

The approximate average monthly revenue for the twelve months April 2013 - March 2014 was $3,533 per month.

NON COMPETE

The seller agrees not to compete for 2 years with The Bright.Com or FDCareers.com on any search, job notification or job placement services for firefighters and first responders.

NOTICE

All notices required or permitted under this Agreement shall be deemed delivered when delivered in person or by mail, e-mail, postage prepaid, addressed to the appropriate party at the address shown for that party at the beginning of this Agreement.

ENTIRE AGREEMENT AND MODIFICATION

This Agreement constitutes the entire agreement between the parties. No modification or amendment of this Agreement shall be effective unless in writing and signed by both parties. This Agreement replaces any and all prior agreements between the parties.

INVALIDITY OR SEVERABILITY

If there is any conflict between any provision of this Agreement and any law, regulation or decree affecting this Agreement, the provision of this Agreement so affected shall be regarded as null and void and shall, where practicable, be curtailed and limited to the extent necessary to bring it within the requirements of such law, regulation or decree but otherwise it shall not render null and void other provisions of this Agreement.

GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

Signed this Second day of May, 2014.

Seller:

FD Careers Incorporated

By:

/s/ Robert Orr

Robert Orr, Its: President

Buyer: Bright Mountain, LLC

By: /s/ Kip Speyer

Kip Speyer, Its: President